Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-237228 and 333-238158) on Form S-8 and the registration statement (No. 333-213035) on Form S-3 of Overseas Shipholding Group, Inc. of our report dated April 23, 2020, with respect to the balance sheets of Alaska Tanker Company, LLC as of December 31, 2019 and 2018, the related statements of comprehensive income, members’ equity (deficit), and cash flows for the years then ended, and the related notes, which report appears in the Form 8‑K of Overseas Shipholding Group, Inc. dated March 12, 2020.
Our report on the financial statements refers to a change in the method of accounting for revenue as of January 1, 2019 due to the adoption of Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) and its method of accounting for retirement benefits due to the adoption of ASU No. 2017-07, Compensation - Retirement Benefits (Topic 715) as of January 1, 2019.
/s/KPMG LLP

Portland, Oregon
May 21, 2020